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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )*


                           CIPHERGEN BIOSYSTEMS, INC.
          -----------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, $.001 par value
          -----------------------------------------------------------
                         (Title of Class of Securities)

                                    17252Y104
          -----------------------------------------------------------
                                 (CUSIP Number)


          -----------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

             / /   Rule 13d-1(b)
             / /   Rule 13d-1(c)
             /X/   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                                    Page 2 of 21
CUSIP NO. 17252Y104
--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Atlas Venture Fund V, L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                               (a) / /

                                                               (b) / /
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware Limited Partnership
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                1,632,682 shares
                           -----------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0 shares
                           -----------------------------------------------------
         WITH:             8    SHARED DISPOSITIVE POWER

                                1,632,682 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,632,682 shares
--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /

--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.1%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
--------------------------------------------------------------------------------

                                                                    Page 3 of 21
CUSIP NO. 17252Y104
--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Atlas Venture Entrepreneurs' Fund V, L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                               (a) / /

                                                               (b) / /
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware Limited Partnership
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                1,632,682 shares
                           -----------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0 shares
                           -----------------------------------------------------
         WITH:             8    SHARED DISPOSITIVE POWER

                                1,632,682 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,632,682 shares
--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /

--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.1%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
--------------------------------------------------------------------------------

                                                                    Page 4 of 21
CUSIP NO. 17252Y104
--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Atlas Venture Parallel Fund V-A, C.V.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                               (a) / /

                                                               (b) / /
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        The Netherlands
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                1,632,682 shares
                           -----------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0 shares
                           -----------------------------------------------------
         WITH:             8    SHARED DISPOSITIVE POWER

                                1,632,682 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,632,682 shares
--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /

--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.1%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
--------------------------------------------------------------------------------

                                                                    Page 5 of 21
CUSIP NO. 17252Y104
--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Atlas Venture Parallel Fund V-B, C.V.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                               (a) / /

                                                               (b) / /
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        The Netherlands
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                1,632,682 shares
                           -----------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0 shares
                           -----------------------------------------------------
         WITH:             8    SHARED DISPOSITIVE POWER

                                1,632,682 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,632,682 shares
--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /

--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.1%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
--------------------------------------------------------------------------------

                                                                    Page 6 of 21
CUSIP NO. 17252Y104
--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Atlas Venture Associates V, L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                              (a) / /

                                                              (b) / /
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware Limited Partnership
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                1,632,682 shares
                           -----------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0 shares
                           -----------------------------------------------------
         WITH:             8    SHARED DISPOSITIVE POWER

                                1,632,682 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,632,682 shares
--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /

--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.1%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
--------------------------------------------------------------------------------

                                                                    Page 7 of 21
CUSIP NO. 17252Y104
--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Atlas Venture Associates V, Inc.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                              (a) / /

                                                              (b) / /
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware Corporation
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                1,632,682 shares
                           -----------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0 shares
                           -----------------------------------------------------
         WITH:             8    SHARED DISPOSITIVE POWER

                                1,632,682 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,632,682 shares
--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /

--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.1%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        CO
--------------------------------------------------------------------------------

                                                                    Page 8 of 21
CUSIP NO. 17252Y104
--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Christopher J. Spray
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                              (a) / /
                                                              (b) / /
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United Kingdom
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                1,632,682 shares
                           -----------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0 shares
                           -----------------------------------------------------
         WITH:             8    SHARED DISPOSITIVE POWER

                                1,632,682 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,632,682 shares
--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /

--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.1%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
--------------------------------------------------------------------------------

                                                                    Page 9 of 21
CUSIP NO. 17252Y104
--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Jean-Francois Formela
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                              (a) / /
                                                              (b) / /
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        France
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                11,300 shares
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                1,632,682 shares
                           -----------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 11,300 shares
                           -----------------------------------------------------
         WITH:             8    SHARED DISPOSITIVE POWER

                                1,632,682 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,643,982 shares
--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /

--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.1%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
--------------------------------------------------------------------------------

                                                                   Page 10 of 21
CUSIP NO. 17252Y104
--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Ronald Nordin
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                              (a) / /

                                                              (b) / /
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                1,632,682 shares
                           -----------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0 shares
                           -----------------------------------------------------
         WITH:             8    SHARED DISPOSITIVE POWER

                                1,632,682 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,632,682 shares
--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /

--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.1%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
--------------------------------------------------------------------------------

                                  Schedule 13G

Item 1(a).        Name of Issuer: Ciphergen Biosystems, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:
                  6611 Dumbarton Circle, Fremont, CA 94555

Item 2(a). Names of Persons Filing: Atlas Venture Fund V, L.P., Atlas Venture Entrepreneurs' Fund V, L.P., Atlas Venture Parallel Fund V-A, C.V., Atlas Venture Parallel Fund V-B, C.V., Atlas Venture Associates V, L.P., Atlas Venture Associates V, Inc., Christopher J. Spray, Jean-Francois Formela and Ronald Nordin.

                  Atlas Venture Associates V, Inc. is the sole general partner of Atlas Venture Associates V, L.P. Atlas Venture Associates V, L.P. is the sole general partner of Atlas Venture Fund V, L.P., Atlas Venture Entrepreneurs' Fund V, L.P., Atlas Venture Parallel Fund V-A, C.V. and Atlas Venture Parallel Fund V-B, C.V. Messrs. Spray, Formela and Nordin are directors of Atlas Venture Associates V, Inc.

Item 2(b).        Address of Principal Business Office or, if None, Residence:
                  The address of the principal business office of Atlas Venture Fund V, L.P., Atlas Venture Entrepreneurs' Fund V, L.P., Atlas Venture Parallel Fund V-A, C.V., Atlas Venture Parallel Fund V-B, C.V., Atlas Venture Associates V, L.P., Atlas Venture Associates V, Inc. and Messrs. Spray, Formela and Nordin is Atlas Venture, 222 Berkeley Street, Boston, Massachusetts 02116.

Item 2(c). Citizenship: Atlas Venture Fund V, L.P., Atlas Venture Entrepreneurs' Fund V, L.P. and Atlas Venture Associates V, L.P. are each a limited partnership organized under the laws of the State of Delaware. Atlas Venture Associates V, Inc. is a corporation organized under the laws of the State of Delaware. Atlas Venture Parallel Fund V-A, C.V. and Atlas Venture Parallel Fund V-B, C.V. are each a Limited Partnership organized under the laws of The Netherlands. Mr. Spray is a citizen of the United Kingdom. Mr. Formela is a citizen of France. Mr. Nordin is a citizen of the United States.

Item 2(d).        Title of Class of Securities: Common Stock, $.001  par value.

Item 2(e).        CUSIP Number:  17252Y104.

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                  Not Applicable.

Item 4.           Ownership.

         (a)      Amount Beneficially Owned:

                  Each of Atlas Venture Fund V, L.P., Atlas Venture Entrepreneurs' Fund V, L.P., Atlas Venture Parallel Fund V-A, C.V., Atlas Venture Parallel Fund V-B, C.V., Atlas Venture Associates V, L.P. and Atlas Venture Associates V, Inc. (individually an "Entity" and collectively the "Entities") may be deemed to own beneficially 1,632,682 shares of Common Stock as of December 31, 2000. Each of Messrs. Spray and Nordin may be deemed to own beneficially 1,632,682 shares of Common Stock as of December 31, 2000. Mr. Formela may be deemed to own beneficially 1,643,982 shares (including 7,000 shares and an option exercisable for 4,300 shares) of Common Stock as of December 31, 2000.

                  As of December 31, 2000, Atlas Venture Fund V, L.P. is the record owner of 1,290,580 shares of Common Stock, Atlas Venture Entrepreneurs' Fund V, L.P. is the record owner of 21,482 shares of Common Stock, Atlas Venture Parallel Fund V-A, C.V. is the record owner of 160,310 shares of Common Stock, and Atlas Venture Parallel Fund V-B, C.V. is the record owner of 160,310 shares of Common Stock (referred to as the "Record Shares"). By virtue of the affiliate relationships among the Entities, each Entity may be deemed to own beneficially all of the Record Shares. Hence, each Entity may be deemed to own beneficially 1,632,682 shares of Common Stock. In their capacities as directors of Atlas Venture Associates V, Inc., each of Messrs. Spray and Nordin may be deemed to own beneficially 1,632,682 shares of Common Stock. Mr. Formela may be deemed to own beneficially 1,643,982 shares (including 7,000 shares and an option exercisable for 4,300 shares) of Common Stock as of December 31, 2000.

         (b)      Percent of Class:

                  Atlas Venture Fund V, L.P.                                 6.1%
                  Atlas Venture Entrepreneurs' Fund V, L.P.                  6.1%
                  Atlas Venture Parallel Fund V-A, C.V.                      6.1%
                  Atlas Venture Parallel Fund V-B, C.V.                      6.1%
                  Atlas Venture Associates V, L.P.                           6.1%
                  Atlas Venture Associates V, Inc.                           6.1%
                  Christopher J. Spray                                       6.1%
                  Jean-Francois Formela                                      6.1%
                  Ronald Nordin                                              6.1%

         The foregoing percentages are calculated based on the 26,729,889 shares of Common Stock reported to be outstanding in a Quarterly Report on Form 10-Q for Ciphergen Biosystems, Inc. for the Quarter ending September 30, 2000, as adjusted pursuant to Rule 13d-3(d)(1).

         (c)      Number of shares as to which such person has:

                  (i)      sole power to vote or to direct the vote:

                           Jean-Francois Formela                11,300 shares

                           0 shares as to each other reporting person.


                  (ii)     shared power to vote or to direct the vote:

                  Atlas Venture Fund V, L.P.                       1,632,682 shares
                  Atlas Venture Entrepreneurs' Fund V, L.P.        1,632,682 shares
                  Atlas Venture Parallel Fund V-A, C.V.            1,632,682 shares
                  Atlas Venture Parallel Fund V-B, C.V.            1,632,682 shares
                  Atlas Venture Associates V, L.P.                 1,632,682 shares
                  Atlas Venture Associates V, Inc.                 1,632,682 shares
                  Christopher J. Spray                             1,632,682 shares
                  Jean-Francois Formela                            1,632,682 shares
                  Ronald Nordin                                    1,632,682 shares

                  (iii) sole power to dispose or to direct the disposition of:


                           Jean-Francois Formela                   11,300 shares

                           0 shares as to each other reporting person.

                  (iv) shared power to dispose or to direct the disposition of:

                  Atlas Venture Fund V, L.P.                         1,632,682 shares
                  Atlas Venture Entrepreneurs' Fund V, L.P.          1,632,682 shares
                  Atlas Venture Parallel Fund V-A, C.V.              1,632,682 shares
                  Atlas Venture Parallel Fund V-B, C.V.              1,632,682 shares
                  Atlas Venture Associates V, L.P.                   1,632,682 shares
                  Atlas Venture Associates V, Inc.                   1,632,682 shares
                  Christopher J. Spray                               1,632,682 shares
                  Jean-Francois Formela                              1,632,682 shares
                  Ronald Nordin                                      1,632,682 shares

         Each of the reporting persons expressly disclaims beneficial ownership of any shares of Common Stock of Ciphergen Biosystems, Inc., except in the case of (i) Atlas Venture Fund V, L.P. for the 1,290,980 shares which it holds of record; (ii) Atlas Venture Entrepreneurs' Fund V, L.P. for the 21,482 shares which it holds of record; (iii) Atlas Venture Parallel Fund V-A, C.V. for the 160,310 shares which it holds of record; (iv) Atlas Venture Parallel Fund V-B, C.V. for the 160,310 shares which it holds of record; and (v) Jean-Francois Formela for the 11,300 shares which he holds of record.

Item 5.           Ownership of Five Percent or Less of a Class.

                  Not Applicable.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                  Not Applicable.

Item 8.           Identification and Classification of Members of the Group.

                  Not Applicable. The reporting persons expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(1)(ii)(J).

Item 9.           Notice of Dissolution of Group.

                  Not Applicable.

Item 10.          Certifications.

                  Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).

                                   SIGNATURES

         After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on Exhibit 1 hereto.

Dated:  February 13, 2001

ATLAS VENTURE FUND V, L.P.                  ATLAS VENTURE PARALLEL FUND V-B,
                                            C.V.

By: Atlas Venture Associates V, L.P.        By: Atlas Venture Associates V, L.P.
    General Partner                             General Partner

     By: Atlas Venture Associates V, Inc.        By: Atlas Venture Associates V,
                                                     Inc.

          By:           *                             By:         *
             ----------------------------                -----------------------
             Christopher Spray                           Christopher Spray
             President                                   President

ATLAS VENTURE ENTREPRENEURS' FUND V, L.P.   ATLAS VENTURE ASSOCIATES V, L.P.

By: Atlas Venture Associates V, L.P.        By: Atlas Venture Associates V, Inc.
    General Partner
                                                 By:              *
                                                     ---------------------------
     By: Atlas Venture Associates V, Inc.            Christopher Spray
                                                     President
          By:           *
             ----------------------------
             Christopher Spray              ATLAS VENTURE ASSOCIATES V, INC.
             President
                                            By:             *
                                               ---------------------------------
                                               Christopher Spray
                                               President
ATLAS VENTURE PARALLEL FUND V-A, C.V.
                                                            *
                                            ------------------------------------
By: Atlas Venture Associates V, L.P.        Christopher J. Spray
    General Partner
                                                            *
                                            ------------------------------------
     By: Atlas Venture Associates V, Inc.   Jean-Francois Formela

          By            *                                   *
             ----------------------------   ------------------------------------
             Christopher Spray              Ronald Nordin
             President

* The undersigned attorney-in-fact, by signing her name below, does hereby sign this statement on behalf of the above indicated filers pursuant to Powers of Attorney filed hereto as Exhibit 2.

     /s/ Jeanne Larkin Henry
     ------------------------------------
     Jeanne Larkin Henry
     Attorney-in-fact